Akeena Solar 888-253-3628 fax: 408-395-7979 www.akeena.net

Corporate Headquarters: 605 University Avenue, Los Gatos, CA 95032

Contacts:
Barry Cinnamon	Kirsten Chapman/Mary Magnani
Akeena Solar, Inc.	Lippert/Heilshorn & Associates
888-253-3628	415-433-3777
bcinnamon@akeena.net	mmagnani@lhai.com

Akeena Solar Raises $4.0 Million

LOS GATOS, CA, March 9, 2007 (Business Wire) - Akeena Solar, Inc. (OTC BB: AKNS), a leading designer and installer of solar power systems, announced it raised approximately $4.1 million of gross proceeds in a private investment in public equity (PIPE) offering. The company issued 2,062,304 shares of common stock and (i) three-year warrants to purchase 206,230 shares of common stock with an exercise price of $2.75 per share, and (ii) three-year warrants to purchase 206,230 shares of common stock exercisable at $3.00 per share.

The company intends to use the net proceeds from this financing for general corporate purposes including growth initiatives, capital expenditures, research and development, and working capital.

The company has agreed to file a registration statement with the United States Securities and Exchange Commission covering the shares of common stock and the shares underlying the warrants sold in the offering no later than thirty days after the closing, and use its best efforts to have the registration statement declared effective as soon as practicable thereafter.

Following this transaction, Akeena has approximately 18.3 million shares of common stock and approximately 474,000 warrants outstanding.

Empire Financial Group, Inc., a San Francisco based broker-dealer, acted as placement agent in connection with a portion of the funds raised. The Westly Group of Menlo Park, CA was also an investor in the PIPE.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Akeena Solar, Inc.

Founded in 2001, Akeena Solar's (OTC BB: AKNS) philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.net.

Safe Harbor

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

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